Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President - Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

Forest City Announces Exchanges of $88.412 Million of Senior Notes for Common Stock

CLEVELAND, Ohio - July 15, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements under which it will exchange approximately $8.151 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2016, approximately $24.854 million aggregate principal amount of its 4.25% Convertible Senior Notes due 2018, and approximately $55.407 million aggregate principal amount of its 3.625% Convertible Senior Notes due 2020, for shares of its Class A common stock and cash.

Under the exchange agreements, holders of the 2016 Notes, 2018 Notes and 2020 Notes will receive approximately 71.8894, 46.1425 and 41.3129 shares, respectively, of the company's Class A common stock per $1,000 principal amount of Notes exchanged, the same number of shares into which the Notes are currently convertible.

In addition, holders of the 2016 Notes will receive a cash payment of approximately $1.3 million, including accrued and unpaid interest, consideration with respect to additional interest that would have otherwise been payable through maturity, and in lieu of fractional shares.

Holders of the 2018 Notes and 2020 Notes will receive a cash payment for accrued and unpaid interest, consideration with respect to additional interest that would have otherwise been payable through maturity, and in lieu of fractional shares. The total cash payment for the 2018 Notes and 2020 Notes exchanged is expected to be in the range of $13.5 million to $19.3 million in the aggregate, depending on the daily volume-weighted average price of the company’s Class A common stock over a 5-day trading period beginning July 16, 2015.

The exchange for the 2016 Notes is expected to close on July 21, 2015. The exchanges for the 2018 Notes and 2020 Notes will have a two-part closing with the expected settlement of Class A common shares on July 21, 2015, and the cash payments on July 27, 2015.

The exchange transactions reflect the company's continued focus on reducing debt and improving its balance sheet. Approximately $1.4 million of the 2016 Notes, $205.1 million of the 2018 Notes and $116.4 million of the 2020 Notes will remain outstanding after the exchanges.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.8 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.